Exhibit 99.2

Summary of Prior and New Credit Facility Key Terms and Conditions

	Prior terms and conditions	New terms and conditions
Facility	▪ $350 million Revolving Credit ("RC") Facility ▪ $397 million Term Loan A ("TLA") and $99 million Term Loan B ▪ $115M Sealy PIK Note (at July 2016 maturity)	▪ $500 million Revolving Credit Facility ▪ $500 million Term Loan A ▪ $100 million Delayed Draw Term Loan A (May be drawn before Oct.'16)
Tenor / Maturity	▪ RC / TLA: March 18, 2018 ▪ Term Loan B: March 18, 2020	5 years / April 6, 2021
Annual Amortization (TLA)	5.0%, 5.0%, 10.0%, 10.0%, 10.0%; with remainder at maturity	5.0%, 5.0%, 5.0%, 7.5%, 10.0%; with remainder at maturity

Pricing Grid

(12/31/2015 Leverage Ratio of 3.21x per the prior facility and 3.07x per the new facility)

Prior terms and conditions:

Level	Leverage Ratio	Commitment Fee	RC Applicable Margin	TLA Applicable Margin
I	≤ 3.50x	37.5 bps	L + 250.0 bps	L + 175.0 bps
II	< 4.00x	50.0 bps	L + 275.0 bps	L + 200.0 bps
III	≤ 4.50x	50.0 bps	L + 300.0 bps	L + 225.0 bps
IV	> 4.50x	50.0 bps	L + 325.0 bps	L + 250.0 bps

New terms and conditions:

Level	Leverage Ratio	Commitment Fee	RC & TLA Applicable Margins
I	< 2.50x	20.0 bps	L + 125.0 bps
II	≥ 2.50x	25.0 bps	L + 150.0 bps
III[1]	≥ 3.50x	30.0 bps	L + 175.0 bps
IV	≥ 4.00x	35.0 bps	L + 200.0 bps
V	≥ 4.50x	40.0 bps	L + 225.0 bps

	Prior terms and conditions	New terms and conditions
Financial Covenants	▪ Maximum Leverage Ratio: Initially 5.5x with step-downs to 5.25x at 10/1/13; 5.00x at 1/1/14; 4.75x at 4/1/14; 4.50x at 10/1/15; 4.25x at 10/1/16; and 4.00x at 1/1/18 and thereafter ▪ Minimum Interest Coverage Ratio: Initially 2.75x with step-up to 3.00x on 10/1/13	▪ Maximum Total Net Leverage Ratio of 5.00x ▪ Maximum Senior Secured Net Leverage Ratio of 3.50x ▪ Minimum Interest Coverage Ratio of 3.00x
Negative Covenants	▪ Restricted Payments: (i) $20mm less all prepayments of Junior Financing plus (ii) the Available Amount, provided that (iii) Consolidated Total Net Leverage Ratio < 3.50x ▪ Available Amount determined on a cumulative basis equal to (i) $50mm plus (ii) the Retained Excess Cash Flow Amount plus (iii) the aggregate cash proceeds	▪ Restricted Payments ("RPs"): unlimited RPs if Total Net Leverage Ratio < 3.5x; if Total Net Leverage Ratio is ≥ 3.5x, but <4.5x, RPs up to Available Amount basket plus $25mm per year ▪ Available Amount determined on a cumulative basis equal to (i) $125mm plus (ii) 50% of Consolidated Net Income accrued from September 30,2012 plus other adjustments ▪ Available Amount definition matches Senior Notes due 2023

1. Initial pricing will be at level III, until submission of financials for the quarter ending March 31, 2016, and pricing will adjust thereafter upon the filing of each quarter's financials.
Note: For a more complete understanding of the credit facility, please see the credit facility as filed with Securities and Exchange Commission on Form 8K.

TEMPUR + SEALY